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                                                                   EXHIBIT 10-23




                         [DETROIT EDISON LETTERHEAD]



                                  July 11, 1990

          Mr. Larry Gilbert Garberding
          231 N. Lincoln
          Hinsdale, Illinois 60521

          Dear Larry:

          I am extremely pleased to offer you employment with our organization in the position of Executive Vice President and Chief Financial Officer, at an annual salary of $285,000.

          Upon employment, the employee benefits and other perquisites of employment as a Detroit Edison executive will be made available to you. The employment benefits that are made available to all employees are described in the enclosed employee's handbook, "Benefits Plus." Executive perquisites are briefly described in a separate enclosure.

          Upon commencement of your employment, you will be paid the equivalency of one month's salary, $23,750, the premium for three months' health care coverage, $1,530, and you will also be eligible for benefits under the Company's Relocation Plan.

          Commencement of your employment on or after August 1, 1990, would result in your being ineligible to participate in Detroit Edison's 1990 Shareholder Value Improvement Plan-A. Accordingly, Detroit Edison would pay you at the time SVIP awards are otherwise paid to eligible employees, an equivalent sum equal to 5/12 of the amount of an award calculated by the SVIP formula. Payment is measured by and subject to the same terms and conditions as otherwise stated by the SVIP-A, a copy of which is enclosed.

          In regard to Detroit Edison's Management Supplemental Benefit Plan, which is described in the enclosure, appropriate adjustment would be made such that you would be eligible for benefits thereunder upon obtaining eight years of service with the Company (or such earlier time as may be mutually agreed by you and the Organization and


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          Mr. Larry Gilbert Garberding
          July 11, 1990
          Page two

          Compensation Committee of the Board). Also, in regard to the Management Supplemental Benefit Plan, you would be given 25 years of "awarded service," as such is used in determining benefits under this Plan on the eighth anniversary of your employment (or such earlier time as you and the Board may mutually agree upon in the future).

          With respect to retiree health care coverage (as you would not be eligible for such under the Company's group health plan), upon your retirement, at age 60, or later (or upon retirement at an earlier age as may be mutually agreed by you and the Organization and Compensation Committee of the Board), Detroit Edison would also provide you with insured health care coverage equivalent to health care benefits provided to retirees under the Company's group health care plan. Should you pre-decease your spouse after retirement, the insurance coverage as would be provided to you would include health care benefits for your spouse for an additional two years.

          With respect to retiree life and dependent life insurance coverage (as you would not be eligible for such under the Company group life insurance plan), upon retirement, at age 60 or later (or upon retirement at an earlier age as may be mutually agreed upon by you and the Organization and Compensation Committee of the Board), Detroit Edison would also provide you with retiree life and dependent life insurance coverage equivalent to retiree life and dependent life insurance benefits provided to retirees under applicable life insurance arrangements.

          This offer is subject to successful completion of a pre-employment physical examination, a review of references, and completion of our employment history form.

          Also, this offer is subject to your election to the office of Executive Vice President and Chief Financial Officer, and the approval of the compensation offer by the Company's Board of Directors. As with other officers, your employment would be "at will" and subject to the pleasure of the Board of Directors. This offer of employment is made with the understanding that there are no other promised benefits other than as are referenced by this letter. Nothing contained herein shall be deemed to in any way affect the provisions of any other benefit plans, qualified and non-qualified, maintained by the Company.


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          Mr. Larry Gilbert Garberding
          July 11, 1990
          Page three

          Please contact me at (313) 237-8800 as soon as you have completed your review of our offer of employment. You may contact Malcolm Dade at
          (313) 237-8610 regarding any questions you may have concerning compensation.

          I and the other members of senior management are looking forward to you joining us and hope to hear from you soon.

                                               Sincerely,
                                               John E Lobbia


          Enclosures


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Mr. Garberding July 11, 1990 letter enclosures:

        Detroit Edison Benefits Plus Handbook
        Executive Perquisites Not Appearing
            In The "Benefits Plus" Handbook For Employes
        It's Your Move! Detroit Edison Relocation Plan
        1990 Shareholder Value Improvement Plan
        1990 Shareholder Value Improvement Plan
            First Quarter Progress Report
        Management Supplemental Benefit Plan

Also enclosed but not referenced are:

        Memorandum to Newly Hired Employes re. Health Care Coverage for
          Employes Hired or Rehired July 1, 1989 or After with attachments Executive Vehicle Program


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                                                                   Exhibit 28-52


                       Certain Arrangements Pertaining to
                     the Employment of Larry G. Garberding

               Effective August 1, 1990, Mr. Larry G. Garberding was elected Executive Vice President and Chief Financial Officer of The Detroit Edison Company ("Company"). Mr. Garberding has also been elected a Director.

               As set forth below, Mr. Garberding's employment with the Company includes the following:

               1. In the event that payments are made under the 1990 Shareholder Value Improvement Plan-A ("SVIP") (Exhibit 10-23 to the Company's Form 10-K for the year ended December 31, 1989), Mr. Garberding will be awarded an amount measured by the terms and conditions of the SVIP, calculated to provide 5/12 of the amount that would otherwise have been payable to him if eligibility under the SVIP had been established. If paid, one-half of this amount will be in cash and one-half will be deferred and such deferred amount will be subject to the same terms and conditions applicable to deferred accounts under the SVIP.

               2. On his eighth service anniversary with the Company, Mr. Garberding will be eligible to participate in the Management Supplemental Benefit Plan ("Plan") (Exhibit 10-22 to the Company's Form 10-K for the year ended December 31, 1989); and on such anniversary date, Mr. Garberding will be awarded 25 years of Company service pursuant to the provisions of the Plan.

               3. In the event that Mr. Garberding retires from Company service at age 60 or older, Mr. Garberding will be provided with insured health care and life insurance coverage equivalent to benefits provided to retirees.